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                                                                    EXHIBIT 99.4

QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2000 -
  "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PRO FORMA COMPARISONS"

     The following information revises and updates the supplemental pro forma combined financial information of Quest Diagnostics included in the Pro Forma Comparisons section of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed on April 27, 2000.

     The following table summarizes the Company's unaudited historical results of operations for the three months ended March 31, 2000 and 1999 and the Company's unaudited pro forma combined results of operations for the three months ended March 31, 1999 (in thousands, except per share data):

                                                   Three Months Ended March 31,
                                               -----------------------------------
                                                     Historical          Pro Forma
                                               ----------------------    ---------
                                                  2000        1999         1999
                                               ----------  ----------    ---------
NET REVENUES                                    $857,479    $381,841      $823,450
COSTS AND EXPENSES:
  Cost of services                               529,037     237,408       537,000
  Selling, general and administrative            249,835     116,600       224,542
  Interest expense, net                           29,763       7,359        31,847
  Amortization of intangible assets               11,940       5,094        11,279
  Minority share of income                         2,136       1,130         1,130
  Other, net                                        (428)        172        (9,648)
                                                --------    --------      --------
    Total                                        822,283     367,763       796,150
                                                --------    --------      --------
INCOME BEFORE TAXES                               35,196      14,078        27,300
INCOME TAX EXPENSE                                17,387       6,645        13,129
                                                --------    --------      --------
NET INCOME                                      $ 17,809    $  7,433      $ 14,171
                                                ========    ========      ========
BASIC NET INCOME PER COMMON SHARE               $   0.40    $   0.25      $   0.33
                                                ========    ========      ========
DILUTED NET INCOME PER COMMON SHARE             $   0.39    $   0.24      $   0.33
                                                ========    ========      ========
CASH EARNINGS BEFORE SPECIAL ITEMS PER
  DILUTED COMMON SHARE                          $   0.63    $   0.39      $   0.43
                                                ========    ========      ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- BASIC                            44,131      29,716        43,044

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- DILUTED                          45,616      30,280        43,506

ADJUSTED EBITDA                                 $ 99,526    $ 37,919      $ 80,667


PRO FORMA COMPARISONS

     The pro forma combined financial information for the three months ended March 31, 1999 assumes that the SBCL acquisition and borrowings under the Credit Agreement were effected on January 1, 1999. The SBCL acquisition agreements included a provision for a reduction in the purchase price paid by Quest Diagnostics in the event that the combined balance sheet of SBCL indicated that the net assets acquired, as of the acquisition date, were below a prescribed level. On October 11, 2000, the purchase price adjustment was finalized with the result that SmithKline Beecham owed Quest Diagnostics $98.6 million. This amount was offset by $3.6 million separately owed by Quest Diagnostics to SmithKline Beecham, resulting in a net payment by SmithKline Beecham of $95.0 million. This payment from SmithKline Beecham will be recorded in the historical financial statements of the Company in the fourth quarter of 2000 as a reduction in the purchase price of the SBCL acquisition.

     In addition to the purchase price reduction described above, the purchase price allocation relating to the SBCL acquisition was completed in conjunction with the preparation of the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000. None of the adjustments, resulting from the purchase price reduction or the completion of the purchase price allocation, will have any impact on the Company's previously reported historical financial statements.

     The accompanying pro forma combined financial information reflects the impact of finalizing the SBCL purchase price adjustment and the revised purchase price allocation relating to the SBCL acquisition.

     The unaudited pro forma combined financial information is presented for illustrative purposes only to assist in analyzing the financial implications of the SBCL acquisition and borrowings under the Credit Agreement. The unaudited pro forma combined financial information may not be indicative of the combined financial results of operations that would have been realized had Quest Diagnostics and SBCL been a single entity during the periods presented. In addition, the unaudited pro forma combined financial information is not necessarily indicative of the future results that the combined company will experience.

     Significant pro forma adjustments reflected in the unaudited pro forma combined financial information include reductions in employee benefit costs and general corporate overhead allocated to the historical results of SBCL by SmithKline Beecham, offset by an increase in net interest expense to reflect the Company's Credit Agreement which was used to finance the SBCL acquisition. Amortization of goodwill, which accounts for a majority of the acquired intangible assets, is calculated on the straight-line basis over forty years. Income taxes have been adjusted for the estimated income tax impact of the pro forma adjustments at the incremental tax rate of 40%. A significant portion of the intangible assets acquired in the SBCL acquisition is not deductible for tax purposes, which has the overall impact of increasing the effective tax rate.

     Weighted average common shares outstanding, for purposes of determining pro forma basic and diluted earnings (loss) per common share and cash earnings per diluted common share, have been adjusted to give effect to the common shares issued to SmithKline Beecham in conjunction with the acquisition of SBCL and shares of common stock granted at the closing of the SBCL acquisition to certain employees.

     HISTORICAL THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH
     PRO FORMA THREE MONTHS ENDED MARCH 31, 1999

     The following discussion and analysis compares the Company's historical results of operations for the three months ended March 31, 2000 to the pro forma combined results of operations for the three months ended March 31, 1999, assuming that SBCL had been acquired by Quest Diagnostics on January 1, 1999. All references in this section to the three months ended March 31, 2000 refer to the historical results of Quest Diagnostics for such period. All references in this section to the three months ended March 31, 1999 refer to the pro forma combined results of Quest Diagnostics for such period.

     Net income for the three months ended March 31, 2000 increased to $17.8 million from $14.2 million for the prior year period. Results for the three months ended March 31, 2000 included $1.4 million of costs related to the integration of
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SBCL which were expensed as incurred in 2000. Special items for the three months ended March 31, 1999 represented a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network which was recorded in other, net.

     A special review of the SBCL pre-closing financial statements, called for in the SBCL acquisition agreements, was conducted to assess the recoverability of assets and the adequacy of liabilities existing prior to the closing date of the acquisition. This special review resulted in adjustments, primarily related to the recoverability of SBCL receivables and accrued liabilities during various periods prior to the closing of the SBCL acquisition. In addition, SBCL recorded other income and expense items prior to the closing of the SBCL acquisition. Management believes that the adjustments resulting from the special review and the other income and expense items, both of which have not been reflected on the face of a pro forma combined financial information, are of a non-recurring nature and limit the comparability of results between the periods presented. In the discussions that follow, these matters are collectively referred to as discrete income and expense items.

      Discrete income and expense items for the three months ended March 31, 1999, resulted in a reduction in pre-tax profit of $0.6 million, including $1.7 million of losses related to a customer contract accounted for as a loss contract beginning in the third quarter of 1999, offset in large part by $1.1 million in expense reductions, the majority of which related to bad debt expense. Excluding the impact of the discrete income and expense items, income before special items was $8.7 million for the three months ended March 31, 1999.

     Results for the three months ended March 31, 2000 and 1999 included the effects of testing performed by third parties under the Company's laboratory network management arrangements. As laboratory network manager, Quest Diagnostics included in its consolidated revenues and expenses the cost of testing performed by third parties. This treatment added $32.4 million and $41.3 million to both reported revenues and cost of services for the three months ended March 31, 2000 and 1999, respectively. This treatment also serves to increase cost of services as a percentage of net revenues and decrease selling, general and administrative expenses as a percentage of net revenues. During the first quarter of 2000, the Company and Aetna US Healthcare terminated one of the Company's laboratory network management arrangements, and entered into a new non-exclusive contract, effective April 1, 2000, under which the Company will no longer be responsible for the cost of testing performed by third parties.

     NET REVENUES

     Net revenues for the three months ended March 31, 2000 increased by $34.0 million, or 4.1% from the prior year level due to improvements in volume of clinical testing and average revenue per requisition of 6.1% and 2.3%, respectively. Approximately one quarter of the volume increase was the result of an extra day in February 2000 due to leap year. The remaining portion of the volume increase was primarily attributable to strong sales to existing and new customers, as a result of the Company's ability to leverage its value proposition of offering expanded patient access, broad testing capabilities and superior quality. Contributing to the increase in average revenue per requisition was a shift to higher value testing and fee-for-service revenues. These increases were partially offset by a reduction in revenues of 2.6% associated with the treatment of a customer contract as a loss contract, beginning in the third quarter of 1999.

     OPERATING COSTS AND EXPENSES

     The following discussion and analysis regarding operating costs, including cost of services, selling, general and administrative expenses and bad debt expense exclude the effect of testing performed by third parties under the Company's laboratory network management arrangements, and the revenues and expenses associated with a customer contract treated as a loss contract, beginning in the third quarter of 1999. As discussed above, losses associated with this contract amounted to $1.7 million for the three months ended March 31, 1999. Operating costs and expenses for the three months ended March 31, 2000 included $1.4 million of integration related costs which were expensed as incurred in 2000. As discussed above, operating costs and expenses for the three months ended March 31, 1999 included discrete income items totaling $1.1 million. Total operating costs for the first quarter of 2000 increased by $49.3 million from the prior year period principally associated with the volume increase noted above.

     Cost of services, as a percentage of net revenues, decreased to 60.2% for the first quarter of 2000 from 62.2% for the prior year period, primarily due to an increase in average revenue per requisition and to a lesser extent, the impact of the SBCL integration to date on the cost structure of the Company.

     Selling, general and administrative expenses, as a percentage of net revenues, were 30.3% for the three months ended March 31, 2000, compared to 29.5% in the prior year period. Discrete income items reduced selling, general and administrative expenses by $1.0 million or 0.1% of net revenues for the three months ended March 31, 1999 of which $0.7 million represented reductions to SBCL's bad debt expense as a result of the special review of the SBCL financial statements. Excluding the impact of the discrete income items in 1999, bad debt expense for both the first quarter of 2000 and 1999 was 7.6% of net revenues.

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     INTEREST EXPENSE, NET

     Net interest expense decreased in the first quarter of 2000 by $2.1 million, when compared to the prior year period, primarily due to the repayment of long term debt under the Credit Agreement between the closing of the SBCL acquisition and the end of the first quarter of 2000, partially offset by an increase in variable interest rates.

     MINORITY SHARE OF INCOME

     Minority share of income for the first quarter of 2000 increased from the prior year level, primarily due to improved performance at the Company's joint ventures in Pittsburgh, Pennsylvania and Erie, Pennsylvania.

     OTHER, NET

     Other, net for the first quarter of 2000 increased from the prior year level, primarily due to a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network during the first quarter of 1999.

     INCOME TAXES

     The Company's effective tax rate was significantly impacted by goodwill amortization, the majority of which is not deductible for tax purposes, and had the effect of increasing the overall tax rate.

     CASH EARNINGS PER SHARE AND ADJUSTED EBITDA

     Pro forma cash earnings per common share is calculated as pro forma cash earnings less preferred dividends, divided by pro forma diluted weighted average common shares outstanding. Cash earnings represents income before special items and amortization of all intangible assets, net of applicable taxes, presented on a pro forma basis. Special items for the three months ended March 31, 1999 included a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network which was recorded in other, net. Cash earnings per common share is presented and discussed because it highlights the impact on earnings of the non-cash charges associated with the amortization of intangible assets from various acquisitions, which is significant for the Company. Cash earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating activities as an indicator of cash flows or as a measure of liquidity.

     Cash earnings per diluted common share was $0.63 for the first quarter of 2000, compared to pro forma cash earnings per common share of $0.43 for the prior year period. The increase was primarily related to improvements in the operating performance of the Company and a reduction in net interest expense. Excluding the impact of the discrete income and expense items for the first quarter of 1999, as discussed above, pro forma cash earnings per common share would have been $0.44.


     Adjusted EBITDA represents income before income taxes, net interest expense, depreciation and amortization and special items. For the purposes of calculating pro forma Adjusted EBITDA, special items for the three months ended March 31, 2000 included $1.4 million of costs related to the integration of SBCL which were included in operating expenses and expensed as incurred in 2000. Special items for the three months ended March 31, 1999 included a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network and discrete income and expense items which resulted in a reduction in pre-tax profit of $0.6 million, as discussed above. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.
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     Excluding the revenue impacts of the testing performed by third parties under the Company's laboratory network management arrangements and the loss contract, Adjusted EBITDA for the three months ended March 31, 2000 improved to $99.5 million, or 12.1% of net revenues, as compared to pro forma Adjusted EBITDA of $80.7 million, or 10.6% of net revenues, in the prior year period. The increase in Adjusted EBITDA was primarily related to improvements in the operating performance of the Company.